Exhibit 2.1

EXECUTION VERSION

AMENDMENT TO STOCK PURCHASE AGREEMENT

Amendment (this “Amendment”) dated as of March 20, 2014 to the Stock Purchase Agreement dated as of September 17, 2013 (the “Stock Purchase Agreement”) between Rockwood Specialties Group, Inc., a Delaware corporation (“Parent”), and Huntsman International LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, the Parties have entered into the Stock Purchase Agreement; and

WHEREAS, the Parties wish to make certain amendments to the Stock Purchase Agreement as specifically set forth herein.

NOW, THEREFORE, the Parties agree as follows:

SECTION 1.                            Defined Terms; References.  Unless otherwise specifically defined herein, terms used but not defined in this Amendment shall have the meanings assigned thereto in the Stock Purchase Agreement.  Each reference to “hereof”, “hereunder” and “herein” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Stock Purchase Agreement shall, after this Amendment becomes effective, refer to the Stock Purchase Agreement as amended hereby.

SECTION 2.                            Amendments.

(a)                                     The Stock Purchase Agreement is hereby amended by replacing the first sentence of Section 1.2 thereof in its entirety as follows:

“The aggregate consideration for the Shares shall be U.S.$1.275 billion, decreased by a $225.0 million adjustment for certain pension liabilities of the Business, for a base cash purchase price of $1.05 billion (the “Base Purchase Price”).”

(b)                                     The Stock Purchase Agreement is hereby amended by replacing the second sentence of paragraph (b) of Section 4.5 thereof in its entirety as follows:

“Notwithstanding anything to the contrary herein, Buyer shall as promptly as practicable following the date hereof and in no event later than March 31, 2014, irrevocably offer to the European Commission in writing to enter into a settlement, undertaking, consent decree, stipulation or other agreement requiring Buyer to enter into a Divestiture Arrangement (or such lesser remedy as accepted by the European Commission) with a Qualified Party (a “Divestiture Action”), with the intention that, following the acceptance of such offer by the European Commission, the European Commission will adopt a decision declaring the transactions contemplated by this Agreement compatible with the common market.  Buyer agrees to use its reasonable best efforts to obtain such outcome, without being obliged however to submit any other remedy than that provided for in the Divestiture Action, and, following the acceptance of such offer by the European Commission, to then promptly implement such remedy in the form accepted by the European Commission and, if required by the European Commission, prior to the Outside Date, enter into a Divestiture Arrangement consistent with such remedy with a Qualified Party conditioned upon the Closing.”

(c)                                      Schedule A-8 of the Disclosure Letter is hereby amended by replacing it in its entirety with the Schedule A-8 set forth on Schedule A to this Amendment. .

(d)                                     Clause (c) of Item ii of Schedule A-13 of the Disclosure Letter is hereby amended by replacing it in its entirety as follows:

“(c)  possesses and operates sulphate production capacity;”

SECTION 3.                            Effect of Amendment.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Parties under the Stock Purchase Agreement or any Ancillary Documents, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Stock Purchase Agreement or any Ancillary Documents, all of which are ratified and affirmed in all respects and shall continue in full force and effect.  Nothing herein shall be deemed to entitle any Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Stock Purchase Agreement or any Ancillary Documents in similar or different circumstances.  This Amendment shall apply and be effective only with respect to the provisions of the Stock Purchase Agreement specifically referred to herein.  This Amendment shall constitute an “Ancillary Document” for all purposes of the Stock Purchase Agreement and the other Ancillary Documents.

SECTION 4.                            Counterparts.  This Amendment may be executed in any number of counterparts with the same effect as if all Parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.  Execution and delivery of this Amendment by exchange of facsimile or other electronically transmitted counterparts (such as “pdf”) bearing the signature of a Party shall be equally as effective as delivery of a manually executed counterpart by such party.

SECTION 5.                            Miscellaneous.  The parties hereto hereby agree that the provisions of Article X of the Stock Purchase Agreement shall apply mutatis mutandis to the execution and delivery of, the interpretation and construction of, and the performance of the Parties’ respective obligations under, this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

ROCKWOOD SPECIALTIES GROUP, INC.

By:	/s/ Seifi Ghasemi
	Name:	Seifi Ghasemi
	Title:	Chairman and Chief Executive Officer

HUNTSMAN INTERNATIONAL LLC

By:	/s/ Kimo Esplin
	Name:	Kimo Esplin
	Title:	Executive Vice President and Chief Financial Officer